Exhibit 10.29

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is effective as of May 1, 2006 (“Effective Date”), between BEA Systems, Inc., a Delaware corporation (the “Company”), and Thomas M. Ashburn (“Employee”).

R E C I T A L S

A. Employee is an employee of the Company.

B. Company desires to obtain the continued services of Employee, on its own behalf and on behalf of all existing and future Affiliated Companies (defined to mean any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), and Employee desires to secure continued employment from the Company upon the following terms and conditions set forth in this Agreement.

C. Company and Employee wish to enter into an employment relationship with a written Employment Agreement intended to supersede all other written and oral representations regarding Employee’s employment with Company.

A G R E E M E N T

ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

1. Position, Period of Employment.

(a) Term. Under this Agreement, the Company shall employ Employee for a period of one year following the Effective Date, unless Executive’s employment is terminated sooner in accordance with Section 3 below.

(b) Position. As of the Effective Date of this Agreement, Employee shall be employed by Company to render services to Company in the position of President, Worldwide Field Operations (or in such other position(s) as the Company shall designate). Employee shall devote his full time and attention and his best efforts to the performance of the duties customarily incident to such position and/or to such other duties as may be assigned to Employee by the Company. Employee shall abide by the rules, regulations, and practices of the Company, as adopted or modified from time to time in the sole discretion of the Company.

(c) Other Activities. Except upon the prior written consent of the Company, Employee, during his employment with the Company, will not (i) accept any other employment; (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any Affiliated Company, as determined in the discretion of the Company; or (iii) engage in any work or business activity of any kind outside those of the Company.

(d) Proprietary Information Agreement; Arbitration Agreement. The Proprietary Information and Inventions Agreement and Arbitration Agreement dated and executed by the Employee January 18, 2002 shall continue in effect during the term of this Agreement and , . Employee’s obligations under both such agreements shall survive any termination of this Agreement or of Employee’s employment.

2. Compensation, Benefits, Expenses.

(a) Compensation. In consideration of the services to be rendered hereunder, Employee shall be paid an annualized base salary of Five Hundred Thousand Dollars ($ 500,000) (“Annual Salary”), payable at the times and pursuant to the procedures regularly established, and as they may be amended, by the Company.

(b) Bonus. Employee shall be eligible to participate in the Company’s executive bonus plan at an annualized rate of 75% of Annual Salary (“Bonus”) for an annual On-Target-Earnings (Annual Salary plus target Bonus) of $875,000. The actual amount of any Bonus paid to Employee shall be based on a split between the Company’s Corporate Bonus Plan (as defined in the FY’07 Corporate Bonus Plan) Document and the Company’s FY’07 Field Plan. Employee’s right to receive any such bonus shall be subject to the terms of any Company bonus plan for which he may become a participant and the terms determined by the Company thereof designating him as a participant or granting him a bonus thereunder.

(c) Equity. Employee shall be granted (a) 150,000 restricted stock units of Company stock (“RSU”) that vest at the end of the 1 year period , such vesting contingent on Employee’s continual, active employment and having no leaves of absence during such 12 months, and (b) 75,000 performance- stock options for Company stock (“Options”) at fair market value on the date of grant that vest on April 30, 2007, provided that the Company’s FY’07 Field Plan target of $585.1 million in license bookings is met or exceeded . This target must be met independent of any additional company acquisitions or changes in the FY07 Operating Plan.

(d) Vacation and Benefits. Employee shall be entitled to vacation in accordance with the Company’s vacation policies for similarly situated employees, as such policies may be amended from time to time. As he becomes eligible therefor, the Company shall provide Employee with the right to participate in and to receive benefits from all present and future life, accident, disability, medical, pension, and savings plans and all similar benefits made available generally to similarly situated employees of the Company, except that Employee shall not be entitled to any leaves of absence (defined as a hospitalization or absence due to illness/injury for five or more days) other than as permitted by the Company’s CEO.

3. Termination of Employment.

(a) At-Will Employment. Employee’s employment with Company shall be at-will, which means either Employee or Company may terminate his employment at any time, with or without notice, and with or without cause. However, the Company will provide at least 14 days notice to Employee of any termination without Cause, as defined below. The at-will nature of Employee’s employment may not be changed except in an express written agreement signed by Employee and the Company’s Chief Executive Officer or Chief Financial Officer.

(b) Change in Control Agreement. Employee’s Change in Control Agreement with the Company, as amended, dated November 1, 2003 shall continue in accordance with its terms and shall not be effected by this Employment Agreement.

(c) Termination with Cause. The Company may immediately terminate Employee’s employment under this Agreement for “Cause” if: (i) Employee engages in material misconduct, including but not limited to fraud, dishonesty, misappropriation of Company’s trade secrets or proprietary information, embezzlement, (ii) Employee exhibits unfitness or unavailability for service including taking any leave of absence, deficiencies in performance or attendance , or otherwise fails to substantially perform his duties under this Agreement, which Employee fails to cure within ten (10) days following written notice to Employee from the Company (iii) Employee commits a felony, a crime of moral turpitude, or a criminal act against the Company or any Affiliated Company thereof or any of the assets of any of them, (iv) Employee breaches any material provision of this Agreement, any material policy of the Company, or any other agreement between the Employee and the Company, (v) Employee refuses to follow a specific, lawful direction or order of the Company, or (vi) Employee dies or becomes mentally or physically incapacitated and cannot carry out his duties. A termination for Cause pursuant to this Section 3(c) shall take effect immediately upon giving of the notice contemplated hereby, and the Company shall pay Employee such portion of Annual Salary then due and owing to him through the date of termination, and the Company’s obligations hereunder shall cease.

(d) Employee Termination Obligations. Employee agrees to comply with his obligations under the Company’s Employee Proprietary Information and Inventions Agreement following the termination of his employment for any reason. Employee further agrees that all Company property, including, without limitation, all books, manuals, records, reports, notes, contracts, computer files, lists, blueprints, and other documents, or materials, or copies thereof, proprietary information, and equipment furnished to or prepared by Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to the Company’s proprietary information, shall be promptly returned to the Company upon termination of his employment. Following termination, the Employee will not retain any written or other tangible material containing or pertaining to any of the Company’s proprietary information.

4. Taxes. All amounts to be paid to Employee under this Agreement (including without limitation Employee’s base salary) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction or authorized by Executive. Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Internal Revenue Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. The Company shall have the authority to delay the payment of any amounts under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code (relating to payments made to certain “key employees” of publicly-traded companies); in such event, the payment(s) at issue may not be made before the date which is six (6) months after the date of Employee’s separation from service, or, if earlier, the date of death.

5. Employee agrees that for a period of one (1) year following the termination of his employment at the Company, Employee will not, directly or indirectly:

a. Engage in (whether as an employee, consultant, proprietor, partner, director or otherwise) or have any ownership interest in, or participate in the financing operation, management, control of, any person, firm, corporation or business that engages in any business activity that is competitive with the Company, provided, however, that nothing contained in this paragraph 5(a) shall be construed to prohibit Employee from purchasing and owning (directly or indirectly) up to one percent (1%) of the capital stock or other securities of any corporation or other entity whose stock or securities are traded on any national or regional securities exchange or the national over-the-counter market and such ownership shall not constitute a violation of this paragraph 5(a),

b. Divert or attempt to divert from the Company any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers,

c. Solicit, hire, employ, or recruit any person or entity who is employed by or has a contractual relationship with the Company, or encourage any person or entity who is employed by or has a contractual relationship with the Company to terminate their employment or contractual relationship with the Company.

d. Employee further agrees to refrain from making disparaging or defamatory comments regarding the Company, its directors and officers and its products.

6. Assignment; Successors and Assigns. Employee agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above. Without limitation of the foregoing, any such successor in interest (including an entity which acquires substantially all the assets and the business of the Company) in such acquisition transaction or any Affiliated Company shall be bound by all of the terms and conditions of this Agreement.

7. Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

BEA Systems, Inc.
2315 North First Street
San Jose, CA 95151
Attn: Jeanne Wu, EVP, Human Resources

or to the Employee at:	Thomas M. Ashburn
____________________
____________________

Notice of change of address shall be effective only when done in accordance with this Section.

8. Entire Agreement. The terms of this Agreement and the attached Exhibits are intended by the parties to be the final expression of their agreement with respect to the employment of Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

9. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Employee and by a duly authorized representative of the Company other than Employee. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

10. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

11. Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California

12. Employee Acknowledgment. Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

13. Effectiveness of Agreement. This Agreement (and all exhibits hereto) shall only become effective upon the Effective Date.

The parties have duly executed this Agreement as of the date first written above.

COMPANY:	EMPLOYEE:

BEA SYSTEMS, INC.

By:

Title: